CONFIDENTIAL
Exhibit 10.1
SECOND AMENDMENT TO LSG MICROARRAY SUPPLY AGREEMENT
This Second Amendment to LSG Microarray Supply Agreement (“Second Amendment”), effective as of the date of the last signature below (the “Amendment Date”), is by and between Agilent Technologies, Inc. (“Agilent”) and SomaLogic Operating Co., Inc. (“Customer”) (collectively, the “Parties”) and is intended to amend certain terms of the LSG Microarray Supply Agreement, dated April 8, 2019, between the Parties (as amended, the “Agreement”). All capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.
By this Second Amendment, the Parties wish to amend certain terms of the Agreement to permit Customer to provide Products independent of Test Kits under certain limited circumstances and for Customer to engage sub-resellers, each in accordance with this Second Amendment.
The Parties agree as follows:
1.Definitions. The first paragraph of the Agreement is amended to delete the definition of “SomaScan Client” in its entirety and replace it with the following:
“SomaScan Client” means either: (a) a third party laboratory that purchases Test Kits from Customer in accordance with the terms of a written agreement between such third party laboratory and Customer; or (b) an authorized sub-reseller (as permitted under and in accordance with this Agreement) pursuant to the terms of a written agreement between such third party laboratory and such sub-reseller, in each case where such written agreements are made in accordance with the terms of this Agreement.
2.Change of Name. The Parties acknowledge that as of September 1, 2021, SomaLogic, Inc. has changed its name to SomaLogic Operating Co., Inc.
3.Scope. Section 1(a) of the Agreement (SCOPE) is amended and restated in its entirety as follows:
“Subject to the terms of this Agreement, Agilent will supply Products to Customer for: (1) Customer’s use of the Products (i) to provide DNA microarray services to its customers and collaborators, and (ii) for internal research and development; and (2) Customer’s sale to SomaScan Clients (either directly or through an authorized sub-reseller) as either (a) an integral part of Test Kits for RUO Applications; or (b) a separate component independent of a Test Kit solely for the purposes of: (i) troubleshooting and providing technical support for purchased Test Kits for RUO Applications, (ii) replacing defective or otherwise damaged Products that were originally purchased as a component of a Test Kit for RUO Applications, or (iii) supplementing the contents of any originally purchased Test Kit for RUO Applications to enable complete use of all other materials supplied with such Test Kits.”
4.Sub-Resellers. Section 3(w) of the Agreement is amended and restated in its entirety as follows:
“(w)    Customer may not engage sub-resellers to resell Products or Test Kits, except that with Agilent’s prior written consent, to be provided within thirty (30) days of Customer identifying a sub-reseller to Agilent, such consent not to be unreasonably withheld, Customer may engage sub-resellers to resell Test Kits to SomaScan Clients in a particular country if: (i) applicable law prohibits direct sale by Customer of Test Kits to such SomaScan Clients, or (ii) it is logistically or otherwise impractical for Customer to sell directly to SomaScan Clients in such country. Customer shall be fully responsible for

CONFIDENTIAL
Exhibit 10.1
all of its sub-resellers and any breach of this Agreement by a sub-reseller shall be deemed a breach by Customer.
5.Continuing Effect. Except as specifically amended by this Second Amendment, all terms and conditions of the Agreement will continue in full force and effect during the Term of the Agreement.
IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their respective duly authorized representatives as of the Amendment Date.

Agilent Technologies, Inc.	SomaLogic Operating Co., Inc.
By:	By:
Name:	Name: _____________________________
Title:	Title: ______________________________